FORM OF THE TAUBMAN COMPANY
LONG-TERM PERFORMANCE COMPENSATION PLAN
AMENDMENT AGREEMENT

Participant Name:	(the “Participant”)

Pursuant to Section 7.1 of The Taubman Company Long-Term Performance Compensation Plan (the “Plan”), The Taubman Company LLC (the “Company”) and the Participant amend Plan as follows for compliance with Section 409A of the Internal Revenue Code of 1986, amended (“Code Section 409A”).   The amendment set forth in this document constitutes the “Agreement” and is effective immediately.

1.           Section 2.8A of the Plan is amended to read as follows:

“2.8A     Notwithstanding the above, for any 409A Award, ‘Change of Control Event’ means either:

(a)           a majority of the Board of Directors is replaced during a 12-month period by directors whose appointment or election was not approved by a vote of at least a majority of the directors comprising the Board of Directors on the date immediately preceding the removal or election; or

(b)           the acquisition by any person or more than one person acting as a group other than A. Alfred Taubman or any of his immediate family members or lineal descendents, any heir of the foregoing, any trust for the benefit of any of the foregoing, any private charitable foundation, or any partnership, limited liability company, or corporation owned or controlled by some or all of the foregoing, of ownership of more than 50% of the total fair market value or total voting power of the outstanding voting capital stock of TCO.”

2.           The first paragraph of Section 2.17A of the Plan is amended to read as follows:

“Notwithstanding the above, for any 409A Award ‘Disability’ or ‘Disabled’ means an Employee’s being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.”

3.           Notwithstanding any other provision of the Plan to the contrary, for any 409A Award, if payment is made on account of the Participant’s Termination, and the Participant is a “specified employee” as determined under the default rules under Code Section 409A on such date, then the payment will be made on the day next following the date that is the six-month anniversary of the date of the Participant’s Termination, or, if earlier, the date of the Participant’s death.

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4.           Section 6.6A of the Plan is amended to read as follows:

“6.6A Deferral of Settlement Date.

Notwithstanding the above, for each 409A Award, each Participant may elect to change the Settlement Date of such 409A Award to a later date in compliance with Code Section 409A and only if the following conditions are met:

(a)           An election with respect to a 409A Award payable at a fixed time may not be made less than 12 months before the date the payment is scheduled to be paid.

(b)           The election will not take effect until at least 12 months after the date on which the election is made.

(c)           The new Settlement Date that is elected is not less than five years from the original Settlement Date.”

5.           Section 4.3 of the Plan is deleted; and, further, no additional Award will be granted to the Participant under the Plan.

6.           Unless otherwise defined in this Agreement, the capitalized terms used in this Agreement have the same meanings as defined in the Plan.

7.           This Agreement will not become effective unless it is executed by the Participant and the Company on or before December 19, 2008.

8.           This Agreement is binding upon and inures to the benefit of the Participant and the Company and their respective successors and assigns.

By their signatures below, the Participant and the Company agree to and accept the terms of this Agreement.

SIGNED:		TAUBMAN CENTERS, INC. a Delaware limited liability company
By:
Printed Name:
Participant	Its::
Date	Date::

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